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                              CONSULTING AGREEMENT
                              --------------------

  THIS CONSULTING AGREEMENT ("Agreement") entered into as of the 30th day of September, 1993 by and between Bally's Health & Tennis Corporation (for itself and on behalf of its subsidiaries), a Delaware corporation ("Bally's") and Donahue L. Wildman, whose address is 180 East Pearson, Chicago, Illinois 60611 ("Consultant").

  WHEREAS, Consultant has been a director, an officer and/or employee of Bally's and each of its subsidiaries; and

  WHEREAS, Consultant has resigned his directorships, and his offices as of August 31, 1993 and his employment as of September 30, 1993 and Bally's desires to retain Consultant as an independent contractor to provide consulting services.

  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

  1. SERVICES. Bally's hereby engages Consultant and Consultant hereby accepts such engagement on the terms and conditions set out in this Agreement. During the term of this Agreement, Consultant shall consult for Bally's, upon Bally's reasonable request, on such subjects as Bally's shall specify. All consulting shall take place at such locations as are required by the specific consulting assignment, or, at such locations and at such times as shall be mutually convenient to Bally's and the Consultant. Bally's agrees to provide Consultant with office space at a mutually agreeable location of one of Bally's businesses.

  2. TERM. Subject to the provisions for earlier termination contained herein and elsewhere in this Agreement, the term of this Agreement shall begin on October 1, 1993 and shall continue for a period of one year, ending on September 30, 1994. The term may be extended for additional one year period(s), upon the same terms and conditions, by the written agreement of both parties hereto. In the event of Consultant's death or incapacity during the term of this Agreement, Bally's may terminate this Agreement and all obligations of Bally's under this Agreement shall terminate, other than the obligation to pay that portion of Consultant's compensation which has accrued up to and including the date of death or incapacity. The date on which this Agreement shall terminate pursuant to this Agreement is the "End Date".

  3. COMPENSATION. For Consultant's services pursuant to this Agreement, and in consideration of Consultant's agreement to extend the term of the Covenant Not to Compete Agreement pursuant to Section 5 hereafter, Consultant shall receive the sum of $250,000.00 per year to be paid in equal bi-weekly installments over the term of this Agreement. In addition, Bally's agrees to continue making the monthly lease payment through February 15, 1994 on the 1990 Audi Quattro ("Auto") previously provided to Consultant. Consultant shall be responsible for all other costs associated with the Auto including, but not limited to, fuel, insurance and all maintenance. Consultant shall not be

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eligible to receive those employee benefits commonly provided by Bally's or its subsidiaries to employees. The compensation provided for herein shall be payable during the term hereof whether or not Bally's requests any services of the Consultant, subject to earlier termination by Bally's pursuant to Section 6 of this Agreement.

  4. EMPLOYMENT AGREEMENT. Consultant and Bally's agree that the Employment Agreement dated April 6, 1983 as extended and amended ("Employment Agreement") by and between Bally's subsidiary, Health & Tennis Corporation of America, and Consultant is hereby deemed terminated and of no force and effect as of October 1, 1993. Consultant and Bally's further agree that neither party shall have any further obligation to the other under the Employment Agreement except that Bally's shall pay Consultant his base salary under the Employment Agreement through September 30, 1993. Consultant agrees and acknowledges that he hereby resigns from his employment with Bally's and all of its subsidiaries as of September 30, 1993.

  5. COVENANT NOT TO COMPETE. Notwithstanding anything herein or therein to the contrary, the terms and provisions of the Covenant Not to Compete Agreement dated April 6, 1983 ("Covenant") (a copy of which is attached hereto as Exhibit A and made a part hereof) shall remain in full force and effect provided, however, that all obligations of Consultant as Seller under the Covenant which otherwise end 150 months after 4/6/83 shall remain in full force and effect and be extended through July 6, 1996 or nine months following the End Date, whichever is later. The parties further agree that (a) the confidentiality obligations set out in Section 2(iv) of the Covenant shall also apply to Consultant's association with Bally's in his role as Consultant and to nonpublished or nonpublic data or information concerning the income, expenses or results of Bally's operations, or that of its subsidiaries or clubs; and (b) the notice provision in Section 6 of the Covenant shall be deleted in its entirety and be replaced by the notice provisions in Section 11 hereof.

  6. TERMINATION FOR CAUSE. The engagement of Consultant under this Agreement may be terminated by Bally's for cause at any time upon prior written notice to Consultant. For purposes hereof, the term "cause" shall mean:

   (a)   Consultant's fraud, dishonesty and willful misconduct; and/or

   (b)   Consultant's material breach of this Agreement.

Any termination by reason of the above shall not be in limitation of any other right or remedy that Bally's may have under this Agreement or otherwise against Consultant. In the event the Agreement is terminated by Bally's pursuant to this Section 6, Consultant shall receive no further payments hereunder, whether or not accrued prior to such End Date.





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  Consultant may terminate this Agreement in the event of nonpayment hereunder by Bally's except where such nonpayment arises because Bally's has terminated this Agreement pursuant to Section 6 hereof. In the event of such termination by Consultant hereunder, Consultant shall be entitled immediately to a lump sum payment of any amount which would have been paid in due course for the remaining portion of the then current term.

  7. EXPENSES. Consultant shall bill Bally's for reasonable out-of-pocket expenses which are incurred by Consultant in the performance of services under this Agreement and which are in accordance with Bally's standard operating procedures for expenses of senior executives and supported by satisfactory documentation.

  8. INDEPENDENT CONTRACTOR. The status of Consultant shall be that of an independent contractor and not of an agent or employee of Bally's. As such, Consultant shall not have the right or power to enter into any contracts or commitments on behalf of Bally's. Consultant shall not at any time in his dealings with third parties represent that he is, or permit such third parties to deal with him on the assumption that he is, an authorized agent or officer, director or employee of Bally's, unless Bally's expressly authorizes in writing representation as an authorized agent.

  9. MUTUAL RELEASE. Bally's for itself and its subsidiaries and its successors and assigns and the Consultant for himself, his heirs, executors and assigns, hereby forever release, remise, discharge and forgive any and all claims, causes or actions, known or unknown, actual or contingent which either party may have had, has or may in the future have, against the other party arising out of or relating to any state of facts in existence, or event or occurrence taking place, on or before September 30, 1993 (except for those which may arise out of obligations specifically described in this Agreement and agreement(s) specifically referenced hereto as Exhibit A). Consultant agrees that the mutual general release provided above in this Section 9 shall not operate as a release for any claims for contribution, indemnity, liability or the like arising out of any action brought by a third party or governmental authority against Bally's, its affiliates, subsidiaries, successors and assigns which action arises out of the alleged wrongful acts of Consultant subject, however, to the indemnification as set forth in Section 10 hereof.

  10. INDEMNIFICATION. Bally's agrees to defend against and indemnify and hold the Consultant harmless from any loss, damage cost, claim or injury (including reasonable attorney's fees and costs) suffered or incurred by the Consultant arising out of or relating to his services to Bally's and its subsidiaries as an officer and director to the same extent as is now provided under Bally's by laws, in effect at the date hereof.

  11. NOTICES. Any notice to be given under this Agreement shall be in writing and shall have been deemed duly given (a) when received, if manually DELIVZered, or (b) when delivered on the date indicated on a return receipt, if POSTEd either by certified mail, return receipt requested, or by a next day DEL[Aivery service which maintains records of the time,




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place and recipient of delivery, to Consultant at 180 East Pearson, Chicago,
Illinois 60611 and to Bally's at 8700 West Bryn Mawr Avenue, 2nd Floor, Chicago, Illinois 60631, Attention: General Counsel, or at such other address as either Bally's or Consultant may hereafter designate in writing to the other in accordance with this paragraph.

  12. WAIVER. Either party's failure to enforce any provision of this aGREEment shall not in any way be construed as a waiver of any such provision NOR Prevent that party from thereafter enforcing each and every provision of THIS Agreement.

  13. ASSIGNMENT. The obligations of Consultant set out hereunder are PERSOnal to Consultant and may not be assigned or transferred to any other PERSOn, firm or corporation.

  14. ENTIRE AGREEMENT AND AMENDMENT. Except for that certain Covenant Not to cOMPEte dated April 6, 1983, this Agreement is the sole agreement between the PARTIes on the subject matter herein and supersedes any other oral or written AGREEments, if any, on this subject matter. It may be modified or terminated ONLY by a writing signed by both of the parties.

  15. CHOICE OF LAW. This Agreement shall be construed and enforced in ACCORdance with the laws and decisions of the State of Illinois. The parties SPECIfically agree that in any dispute arising out of this Agreement, JURISdiction and venue shall reside in courts located in the Northern District OF iLlinois or Cook County, Illinois.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly EXECUted as of the day and year first written above.


CONSULTANT                      BALLY'S HEALTH & TENNIS CORPORATION,
                                on behalf of its subsidiaries


__________________________      By:  __________________________________
Donahue L. Wildman              Its: Chief Financial Officer
                                     ----------------------------------
                                     Senior Vice President & Treasurer

Section 5 is hereby accepted and agreed
to this 29th  day of September, 1993.

BALLY MANUFACTURING CORPORATION


By:  ________________________________
  Its:  Executive Vice President, Chief
law7\agree\wildman7.con Financial Officer & Treasurer





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